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                                                                     Exhibit 8.1


                     [CRAVATH, SWAINE & MOORE - LETTERHEAD]


                                                                November 1, 1996

Dear Sirs:

          We have acted as counsel for Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of the Bahamas (the "Parent"), in connection with the proposed merger (the "Merger") of Sun Merger Corp ("Sub"), a Delaware corporation that is a direct, wholly-owned subsidiary of Parent, with and into Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of August 19, 1966 (the "Merger Agreement"), among Parent, Sub and the Company.

          In that connection you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement-Prospectus of Parent and the Company (the "Proxy Statement/Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are accurate and complete, (iii) the representations made by Parent, the Company and a certain stockholder of the Company in their respective letters to us in the form of exhibits hereto and delivered to us for purposes of this opinion (the "Representation Letters") are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time (as defined in the Merger Agreement), (iv) any representations made in the Representation Letters "to the best of knowledge of" or similarly qualified are correct without such qualification and (v) the Company complies with all of the reporting



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requirements set forth in Treasury Regulation Sec. 1.367 (a)-3T(c)(4).
If any of the above described assumptions are untrue for any reason, our opinions as expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing, for Federal income tax purposes, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Parent and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and that no gain or loss will be recognized by the shareholders of the Company upon their exchange of Company stock for Parent stock under Section 354 of the Code (except to the extent such a shareholder receives cash in lieu of fractional shares).

          Our opinions are based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.
          We hereby consent to your filing this opinion as part of the Prospectus and to the reference to our firm appearing under the caption
"Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.
          This opinion is being provided solely for the benefit of Parent.
No other person or party shall be entitled to rely on this opinion.



                                   Sincerely,








                                   /s/ Cravath, Swaine & Moore
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